Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-28997, No. 333-101744, No. 333-156202, and No. 333-168427) on Form S-8 of Benchmark Electronics, Inc. of our reports dated February 27, 2014 with respect to the consolidated balance sheets of Benchmark Electronics, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Benchmark Electronics, Inc.

Our report dated February 27, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states Benchmark Electronics, Inc. acquired Suntron Corporation (Suntron) and the EMS segment of CTS Corporation (CTS) during 2013, and management excluded from its assessment of the effectiveness of Benchmark Electronics, Inc.’s internal control over financial reporting as of December 31, 2013, the internal control over financial reporting over Suntron and CTS, which in the aggregate represent 7% of assets, 4% of sales and 3% of income from operations of the consolidated financial statements of Benchmark Electronics Inc. and subsidiaries as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of Benchmark Electronics, Inc. also excluded an evaluation of the internal control over financial reporting of Suntron and CTS.

(Signed) KPMG LLP

Houston, Texas
February 27, 2014

93